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                                 ASIC AGREEMENT

THIS AGREEMENT is made the 31st day of ___________January___________ 1997 ("Effective Date") by and between _____ IRE Secure Solutions, Inc.____ having a principal place of business is at ___100 Conifer Hill Drive, Suite 513, Danvers, Massachusetts 01923___ (hereinafter referred to as the "BUYER"), and Analog Devices, Inc. having a principal place of business at Three Technology Way, Norwood, Massachusetts 02062-1906 (hereinafter referred to as the "SELLER").

WHEREAS

A. The BUYER (has designed/or requires to be designed) an application or series of applications for a custom integrated circuit.

B. The BUYER wishes the applications (or part thereof) to be incorporated by SELLER into a custom integrated circuit.

C. The BUYER and the SELLER desire to mutually cooperate in a program to develop a custom integrated circuit in accordance with the terms and provisions of this Agreement.

1. DEFINITIONS

The terms below shall have the following meanings:

         (a) The term "Custom Product" shall mean a custom integrated circuit manufactured, assembled or otherwise fabricated or obtained by SELLER. Custom Products are either "Prototypes" or "Production Units" as defined below.

         (b) The term "Prototype" shall mean a Custom Product fabricated and delivered to BUYER by SELLER pursuant to Paragraph 2. Statement of Work.

         (c) The term "Production Unit" shall mean a Custom Product other than a Prototype produced by SELLER during the Production Period.

2. STATEMENT OF WORK

SELLER shall develop a Prototype in accordance with Schedule 1 incorporating the design specifications set forth in Schedule 2 (the "Work").

3. TERM OF AGREEMENT

This Agreement shall have a term consisting of a Development Period followed by a Production Period.

         (a) Development Period - The Development Period shall commence on the Effective Date and end on the Development Completion Date as defined in Paragraph 7.

         (b) Production Period - The Production Period shall commence on the Development Completion Date and continue as long as the SELLER manufactures the product for sale.

4. TIMETABLE

The parties acknowledge that design problems associated with a custom integrated circuit and other delays may affect the timetable of delivery of a Prototype as set forth in Schedule 1. In such event, changes to the timetable in Schedule 1 shall be mutually agreed by both parties.

5. BUYER AND SELLER COOPERATION

The BUYER and SELLER, without cost to the other, shall each provide the other upon request, such assistance as is reasonable and necessary for the completion of the Work.

6. DEVELOPMENT CHARGES

BUYER shall pay SELLER'S nonrecurring engineering expenses ("NRE") set forth as the development charges in Schedule 3.

7.       PROTOTYPE ACCEPTANCE

         (a) The parties shall mutually agree to a Prototype Acceptance Specification and Test Procedure which shall be reduced to writing and incorporated herein as Schedule 4. In the event the parties do not or cannot agree to such Specification and Test Procedure, then the design specifications set forth in Schedule 2 shall be deemed the criteria for Prototype acceptance under this Paragraph 7.

         (b) Within forty-five (45) days of delivery of the Prototypes to BUYER, BUYER shall inspect and test such Prototypes. Representatives of SELLER may be present at BUYER'S facility to observe such inspection and test procedure. If any Prototype is nonconforming, BUYER shall advise the SELLER in writing, specifying the nonconformance and return to SELLER the nonconforming Prototype. Prototypes not otherwise identified as nonconforming within forty-five (45) days after delivery to BUYER shall be deemed accepted by BUYER and the Work will be deemed completed by SELLER.

         (c) SELLER shall use reasonable efforts to replace all nonconforming Prototypes within one hundred eighty (180) days of SELLER'S receipt of such Prototypes. If SELLER, using reasonable efforts, is unable to supply the BUYER with at least 10 Prototypes which are acceptable or deemed to be acceptable, this Agreement shall forthwith terminate and SELLER shall refund to BUYER all sums paid to SELLER hereunder for the remaining uncompleted Work.

         (d)     The Development Completion Date will be the date on which ten
(10) Prototypes in the aggregate are accepted or deemed to be accepted by BUYER.

8. DEVELOPMENT WARRANTY EXCLUSION

The BUYER agrees that it will not sell or otherwise make available the Prototypes to any third party without the consent of the SELLER which shall not be unreasonably withheld. SELLER GIVES OR MAKES NO WARRANTY, REPRESENTATIONS OR UNDERTAKING, EXPRESS OR IMPLIED, WITH





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RESPECT TO THE PROTOTYPES, SELLER HEREBY DISCLAIMS THE IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. ALL STATUTORY OR IMPLIED WARRANTIES ARE HEREBY EXCLUDED SO FAR AS IS POSSIBLE BY LAW.

9. CHANCES TO DESIGN SPECIFICATION

During the term of this Agreement, either party may request a change to the design specifications set forth in Schedule 2 provided such change is agreed to in writing between the parties and the Schedules are amended to reflect any changes in the cost or time schedule of the Work and/or Custom Product. If the parties cannot agree, this Agreement shall continue unless either party terminates this Agreement for convenience by giving notice to the other party.

10. SALE OF PRODUCTION UNITS

         (a) SELLER'S or SELLER'S assignee's standard terms of sale in effect on the date SELLER or its assignee accepts BUYER'S purchase order shall be the exclusive terms of purchase and sale of the Production Units, as supplemented by this Agreement. In the event of a conflict between a term of this Agreement and SELLER'S or its assignee's terms of sale then the terms of this Agreement shall prevail notwithstanding any conflicting term. SELLER'S (or its assignee's) standard terms of sale are attached hereto as Schedule 5.

         (b) All orders for Production Units require a minimum lead time of ninety (90) days.

         (c) BUYER'S FOB price and firm/fixed quantity commitment to purchase Production Units shall be in accordance with Schedule 6.

11. PRODUCT WITHDRAWAL

SELLER reserves the right to discontinue the manufacture of any Custom Product or of any process related thereto. In such event, SELLER shall notify the BUYER in writing giving a minimum of two (2) year's notice for the last delivery of such Custom Product. BUYER shall have the right to place a final order within one (1) year of SELLER'S notification of SELLER'S election to discontinue the Custom Product. In the event SELLER discontinues manufacture of the Custom Product, SELLER shall give BUYER the right to use the current mask set to contract with the existing foundry to purchase the Custom Product directly, subject to mutually agreeable terms.

12. PRODUCTION UNIT TEST SPECIFICATION

Within thirty (30) days after the Development Completion Date the parties shall agree upon and reduce to writing a Production Test Specification to be incorporated in this Agreement as Schedule 7. Such specification shall be the testing criteria performed by SELLER for Custom Products during the Production Period. In the event the parties fail to reach agreement upon a Production Unit Test Specification, such failure shall not be deemed a breach of this Agreement and the design specification set forth in Schedule 2 shall be deemed the criteria for Production Unit acceptance under this Paragraph 12.

13. WARRANTY OF PRODUCTION UNITS

SELLER warrants that each Production Unit will be free of defects in materials and workmanship and perform according to the design specification set forth in
Schedule 2 for a period of one (1) year from the date the Production Unit is first shipped by SELLER to BUYER. SELLER shall have no further warranty or service obligation. SELLER'S sole liability and responsibility under the warranty is to repair, replace, or at its option, to refund the purchase price of any Production Unit which is returned by BUYER and which SELLER determines does not conform to the warranty. Production Units returned to SELLER for warranty service will be shipped to SELLER at BUYER'S expense and will be returned to BUYER at SELLER'S expense. In no event shall SELLER be responsible under its warranty for any defect which is caused by BUYER'S negligence, misuse or mistreatment of a Production Unit or for any Unit which has been altered or modified in any way. The warranty of replacement products shall terminate with the warranty of the original product. EXCEPT AS PROVIDED IN THIS PARAGRAPH 13, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PRODUCTION UNITS. SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES Of MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. ALL STATUTORY OR IMPLIED WARRANTIES ARE HEREBY EXCLUDED SO FAR AS IS POSSIBLE BY LAW.

14. TERMINATION FOR CONVENIENCE

Subject to Paragraph 16, BUYER may at any time terminate this Agreement, or any order hereunder, for its convenience upon giving one hundred twenty (120) days written notice to SELLER.

15. TERMINATION FOR CAUSE

This Agreement may be terminated by either party in the event the other party breaches a material term of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof from the non-breaching party, or if such breach cannot reasonably be cured within said thirty (30) days, fails to commence to cure such breach within thirty (30) days after written notice and diligently pursues such





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cure to completion within ninety (90) days of the date of such notice.

16. TERMINATION CHARGES

         (a)     Termination During Development Period.

            (i) If the BUYER terminates for convenience or if the SELLER terminates for BUYER'S breach under Paragraph 15 then BUYER shall pay SELLER the total amount of NRE in Schedule 3, less costs not incurred at the date of notice.

            (ii) If the BUYER terminates for SELLER'S breach under Paragraph 15 then SELLER shall refund to BUYER all sums paid to SELLER by BUYER hereunder for the remaining uncompleted Work.

         (b)     Termination During Production Period.

            (i) If the BUYER terminates for convenience or if the SELLER terminates for BUYER'S breach under Paragraph 15 then BUYER shall pay SELLER the termination charge specified in Schedule 8.

            (ii) BUYER may cancel without liability if BUYER terminates for SELLER'S breach under Paragraph 15.

17. DEVELOPMENT TECHNOLOGY AT TERMINATION

In the event of termination, SELLER shall deliver to BUYER the following information: (a) all BUYER documentation provided by BUYER to SELLER, (b) all test results generated by SELLER during the Work, (c) all net lists, test vectors and bonding diagrams generated by SELLER during the Work. Both BUYER and SELLER shall have the unrestricted right to use such information except for the confidential information of the other.

18. LIMITATION ON CLAIMS

         (a) IN NO EVENT SHALL SELLER BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY CLAIMS ARISING OUT OF THIS AGREEMENT. No suit or action shall be brought against SELLER more than one (1) year after the related cause of action has occurred.

         (b)     The maximum liabilities of SELLER shall be as follows:

            (i) Warranty and Patent Indemnity liabilities shall be in accordance with Paragraphs 13 and 23.

            (ii) In no event shall the accrued total liability of SELLER from any claim, lawsuit, warranty, or indemnity related to this Agreement exceed the aggregate NRE paid to SELLER by BUYER under this Agreement.

19. REJECTION BY BUYER

All Production Units delivered under this Agreement may be rejected by the BUYER within thirty (30) days after receipt by BUYER if they do not conform to the Prototype specifications. If Production Units are not rejected within such thirty (30) days, they shall be deemed to have been accepted, subject only thereafter to claims arising under the Warranty of Production Units, set forth in Paragraph 13.

20. NO EXCLUSIVITY

         (a) SELLER may deliver the Custom Product to any third party subject to the provisions of Paragraph 21(c).

         (b) BUYER acknowledges that SELLER'S business is developing integrated circuits and, therefore, BUYER further acknowledges that SELLER is the exclusive owner of and reserves the right to use the technology owned and/or developed by SELLER including, but not limited to, all cell based architecture methodology, standard cells, mixed signals simulation tools, process technology for mixed signals and other design process and CAD tools to develop layouts, layout designs and other requirements for making integrated circuits. SELLER may develop other integrated circuits for sale to third parties at any time during the term of this Agreement.

         (c) BUYER warrants to SELLER that the Custom Product will not be resold as a discrete IC device.

21. LICENSES AND PROPRIETARY INFORMATION

         (a) All information relating to the design and fabrication of the Custom Product shall be included under this Section 21, including but not limited to mask sets, design tapes, and information relating to circuits, layout, testing and processing.

         (b) Except as expressly provided herein, this Agreement does not grant to either party by implication, estoppel, or otherwise, a license to any patents or know how owned or controller by the other party.

         (c) In consideration of the license granted hereunder with respect to the Custom Product of BUYER, SELLER shall pay BUYER a royalty per Product delivered, sold or otherwise desposed of by SELLER (except for sales to BUYER) which incorporates one or more material elements of BUYER'S Custom Product. BUYER and SELLER agree that the royalty will be specified in a separate agreement. Within thirty (30) days after the close of each calendar quarter following the initial shipment of products incorporating BUYER's Custom Product, an officer of SELLER shall certify, for that quarter, in a written report to BUYER and shall make royalty payments to BUYER on the net sales of any such Products incorporating BUYER'S Custom Product (except those Products sold to BUYER and/or its Affiliates). Royalty payments shall be made by wire transfer to BUYER'S designated account, with notice of payments to BUYER, Attn:
Treasurer. SELLER shall keep full, clear and accurate records with respect to such Products. Such records shall be





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retained for a period of three (3) years from the date of reporting and payment. BUYER shall have the right through its independent auditors and at its expense, to examine and audit, not more than once a year, all such records. Prompt adjustment shall be made by SELLER to compensate for any errors. If the amount of any such error exceeds 5% of the royalties due, SELLER shall reimburse BUYER for the costs of the audit.

         (d) BUYER hereby grants and SELLER hereby accepts a non-exclusive, fully-paid, worldwide, nontransferable right and license (without rights of sublicense) for the term of this Agreement to BUYER'S intellectual property rights, (not including any host or DSP source or object code) including but not limited to the ASIC Design, patents, copyrights and trade secrets only to the extent that it is incorporated in the Custom Product, so as to permit SELLER to make, have made, distribute and sell the Custom Product, or any derivative thereof, to BUYER and any other customers of SELLER.

         (e) All discoveries, developments, improvements, and inventions conceived or first reduced to practice in the performance of this Agreement by BUYER'S employees shall be the sole and exclusive property of BUYER, and BUYER shall retain any and all rights to file any patent application thereon. All discoveries, developments, improvements, and inventions conceived or first reduced to practice in the performance of this Agreement by SELLER'S employees shall be the sole and exclusive property of SELLER, and SELLER shall retain any and all rights to file any patent application thereon.

         (f) In the event that the employees of SELLER and BUYER jointly invent devices, circuits, processes, apparatus, systems or any other technology relating to the subject matter of this Agreement, then the joint invention shall be jointly owned by both parties without accounting to either party. In the event of a joint invention which is patentable, the patent expenses shall be divided equally between the parties, unless one party states in writing that it does not wish to join in the patent application in which case the non-joining party shall assign its rights therein to the other party and shall receive a nonexclusive, royalty-free, personal, worldwide license under such patent (without the right to sublicense) the subject matter of the patent.

22. CONFIDENTIALITY

The BUYER and SELLER agree that any information, technical data or know how, which is furnished to the other in written or tangible form by either party under or in connection with this Agreement and marked as "Proprietary Information" or "Confidential", will be maintained by the receiving party in confidence during the term of this Agreement and for a period of five (5) years thereafter and will not be used by the receiving party except to fulfill the receiving party's obligations under this Agreement. Oral disclosure will be covered by this Agreement only if such disclosures are reduced to writing and transmitted by the disclosing party to the other within thirty (30) days of the original disclosure and marked as provided above. Neither party shall be under any obligation to maintain in confidence any portion of the received information which is: (i) already in the possession of the receiving party or its subsidiaries; (ii) independently developed by the receiving party or its subsidiaries; (iii) publicly disclosed by the disclosing party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under an obligation to keep such information confidential; (v) approved for release by written agreement with the disclosing party; (vi) available by the inspection of products marketed or offered for sale by either party hereto or others in the ordinary course of business; or (vii) disclosed pursuant to the requirement or request of a governmental agency or third party to the extent such disclosure is required by operation of law, regulation or court order, provided that prompt notice of such request is given to the disclosing party and the disclosing party is given the opportunity, if possible, to challenge such request.

23. PATENT INDEMNITY

         (a) SELLER agrees to indemnify and defend BUYER against any claim that a Production Unit, as delivered by SELLER, infringes a patent, copyright, trademark, or other intellectual property right, provided SELLER is promptly advised of any such claim or action and has sole control of the defense of any such action and all negotiations for its settlement or compromise. If, at any time, the use of the Production Units is enjoined or is discontinued because of a settlement, SELLER shall have the right, but not the obligation, at its sole option and expense, to either procure for BUYER the right to continue using the Units, replace or modify the Units so that they become non-infringing or refund the purchase price for the Units as depreciated, and accept their return on a five year straight line basis. SELLER shall not have any liability to BUYER under this paragraph if the infringement or other violation of a third party right is based in any way upon (i) the use of a Production Unit in combination with other components, equipment or software not furnished by SELLER, (ii) use of a Production Unit in practicing any process; (iii) any Production Unit which has been modified or altered; (iv) the manner in which the Production Unit is used even if SELLER has been advised of such use; or (v) infringement which is based primarily on the result of SELLER'S compliance with BUYER'S designs, specifications, or instructions.





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         (b)     The provisions of this Paragraph shall survive termination or cancellation of this Agreement.

24. SUBCONTRACTING

SELLER may, with the consent of BUYER, which shall not be unreasonably withheld, subcontract all or any of its obligations hereunder relating to the design or manufacture of the Production Units to any company which is a fully qualified subcontractor of SELLER. SELLER remains solely responsible to BUYER.

25. NOTICES

Written notices hereunder are deemed to be given when telexed, faxed or mailed first class, postage prepaid, to the addresses of the parties as set forth herein, or such other addresses as shall be furnished in writing, by either party. Such notices shall be effective upon receipt.

26. NON-ASSIGNABILITY

Except as provided herein, this Agreement is not assignable by either party without the prior written consent of the other party. Any attempt to assign this Agreement without the prior written consent of the other party shall be void. SELLER may assign this Agreement to an affiliate of SELLER provided that SELLER shall remain primarily responsible to BUYER for SELLER'S obligations under this Agreement. BUYER may assign this Agreement to an affiliate of BUYER provided that BUYER shall remain primarily responsible to SELLER for BUYER'S obligations under this Agreement.

27. OTHER AGREEMENTS

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. Except as provided herein, the parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party. Preprinted terms on any such documents shall not have effect on any party to this Agreement.

28. FORCE MAJEURE

Neither party shall be liable for delay in performance or failure to perform in whole or in part the terms of this Agreement due to strike, labor dispute, act of war, labor shortage, riot or civil commotion, act of public enemy, fire, flood or act of God or other cause beyond the control of such party.

29. USE IN LIFE SUPPORT APPLICATIONS

Custom Products sold by SELLER are not designed for use in life support equipment where malfunction of such Custom Product can reasonably be expected to result in personal injury or death. BUYER uses or sells such Custom Product for use in life support equipment at BUYER'S own risk and agrees to fully indemnify SELLER from any and all damages resulting from such use or sale.

30. SET-OFF

Amounts owed by the BUYER with respect to which there is not a dispute shall be paid without set-off for any amounts which the BUYER may claim are owed by SELLER and regardless of any other controversies which may exist.

31. PROPER LAW AND JURISDICTION

The construction validity and the performance of this Agreement shall be governed by the law of the place where SELLER has its principal office as set forth herein.

IN WITNESS WHEREOF the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

Analog Devices Inc.

By /s/ DAVID FRENCH
   ------------------------
         David French

Title:_Vice President and General Manager

Date  1/31/97
    ------------------------

Notice Address:
Attention: Corporate Counsel
Analog Devices
One Technology Way
Norwood, MA 02062

Fax No.__617-461-3491__

Buyer:

By: /s/ [SIG]
   -------------------------

Title  PRESIDENT
     -----------------------
Date   1/31/97
    ----------------------

Notice Address IRE Secure Solutions, Inc.
                 -------------------------
100 Conifer Hill Dr-, Suite 513
------------------------------------------
Danvers, MA 01923
------------------------------------------
Fax No. 508-739-5698
       -----------------------------------





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